UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

DEVON ENERGY CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Explanatory Note

This Amendment to Schedule 14A (the “Amendment”) is being filed to amend the definitive proxy statement (the “Proxy Statement”) of Devon Energy Corporation (the “Company”) in connection with its 2022 Annual Meeting of Shareholders to be held on June 8, 2022, at 8:00 a.m. Central Time (“Annual Meeting”), which was filed with the Securities and Exchange Commission on April 22, 2022. The purpose of this Amendment is to (i) supplement the disclosures related to one of Devon’s nominees for director as set forth on page 9 of the Proxy Statement to reflect a public board appointment that occurred after the Proxy Statement had been printed, and (ii) clarify the effect of broker non-votes related to actions requiring a majority of shares present and entitled to vote at the Annual Meeting as set forth on page 95 of the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement. Except as specifically amended herein, all information in the Proxy Statement remains unchanged and no other updates have been made to the Proxy Statement.

Amendments to the Proxy Statement

The bullet points under “Certain other directorships” for Karl F. Kurz (a nominee for Director) on page 9 of the Proxy Statement are amended and restated as follows to reflect a board appointment that occurred after the Proxy Statement had been printed:

Certain other directorships

•	Texas Pacific Land Corporation

•	Non-executive chairman of American Water Works Company, Inc.

•	Previously served on WPX’s board of directors and its audit committee

•	Previously served on the board of SemGroup Corporation

The following Q&A under “How will you treat abstentions and broker non-votes?” on page 95 of the Proxy Statement is amended and restated in its entirety to read as follows:

How will you treat abstentions and broker non- votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	consider neither abstentions nor broker non-votes as votes cast for the election of Directors; and

•

consider neither abstentions nor broker non-votes as votes cast but consider abstentions and broker non-votes as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting.

The following table summarizes the voting standard applicable to each proposal at the Annual Meeting and the effect of abstentions and broker non-votes in each instance:

Proposal	Vote Required	Effect of Abstentions and Broker Non-Votes(1)

1. Election of Directors	The votes cast “for” such nominee’s election exceed the votes “withheld” in such nominee’s election.	Abstentions and broker non-votes will have no effect on the proposal.

2. Ratify the selection of the independent auditors for 2022	The affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting.	Abstentions and broker non-votes will have the effect of votes against the proposal.

3. Approve, in an advisory vote, executive compensation	The affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting.	Abstentions and broker non-votes will have the effect of votes against the proposal.

4. Approve the Devon Energy Corporation 2022 Long-Term Incentive Plan	The affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting.	Abstentions and broker non-votes will have the effect of votes against the proposal.

(1) Under NYSE rules, Item 2 is considered a routine matter on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. Since brokers have discretionary authority to vote on Item 2, we do not expect any broker non-votes in connection with this proposal. However, Items 3 and 4 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 8, 2022:

This Amendment, the Notice and Proxy Statement, and Annual Report on Form 10-K are available at www.proxydocs.com/dvn.